Exhibit 23.1

Mayer Hoffman McCann P.C. 140 Fountain Parkway North, Suite 410 ■ St. Petersburg, FL 33716 Main: 727.572.1400 ■ Fax: 727.571.1933 ■ www.mhmcpa.com

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-245687) and Form S-8 (File No. 333-258755 and 231712) of our report dated March 29, 2022, with respect to the consolidated financial statements of Dyadic International, Inc. and Subsidiaries as of December 31, 2021 and 2020 and for the two years ended December 31, 2021 included in this annual report on Form 10-K.

/s/ Mayer Hoffman McCann P.C.

Clearwater, Florida

March 29, 2022